EX-99.1

May 24, 2005

TO ALL GAMES, INC. SHAREHOLDERS:

After many years of developing Lottery.com, it now appears that two states are likely to approve the sale of Lottery Online within the next 90 days, finally opening an opportunity which Games Inc. has worked on and invested in for many years. Once a state approves the sales of Lottery Online, Games will apply for a retailers’ license and begin work to integrate our software and servers with the state lottery legacy systems; we estimate that integration will take less than 60 days and will then require 15 to 30 days of additional testing.  Many states are exploring Lottery Online; and we are confident that the leadership of a few of these states will cause many more to adopt the practice. http://www.gamesinc.net/demos/lotteryonline/

The total Lottery business in North America in 2004 was approximately $54 billion in sales, distributed among the 41 states, the District of Columbia and all the Canadian provinces.  No jurisdiction in the U.S. is currently selling Lottery Online and no Canadian province is currently offering all their in-store games in an Online format.

While our studies indicate that Lottery Online will generate incremental revenues of 10% to 15% for the state lottery, we do not know the profile of the “ramp-up” and will prepare for higher volume play.  Retailers are paid a commission by the state lotteries which range between 5% and 6% of the dollar value of the tickets sold.  Our cost per transaction, even after amortization of our investment in software and development, should produce a substantial return on our investment.

The Company’s Lottery Online business unit will continue to operate as a subsidiary of Games Inc.  In order to give the shareholders more flexibility and for further effectiveness in future financing for Lottery operations, the Company’s Board may consider a future stock dividend of some of the shares of the Lottery subsidiary to Games Inc. shareholders, subject to the filing of an Information Statement with the SEC; and may consider the additional issuance and private placement of shares to certain qualified investors or to the public in a Registered Public Offering, subject to all applicable regulatory filings and the granting of requested future clearance of the sale of those shares by the Securities and Exchange Commission.

Our Games business continues to evolve.  After developing our GameLand.com and SkillMoney.com sites last year, in early 2004, we paid Atari $6.125 million for Games.com and the related online game licenses.  We successfully completed redeveloping and upgrading the graphics and software for all the Hasbro and Atari game titles, but we remain embroiled in an ongoing lawsuit over our Online exclusivity of those rights. While counsel continues to strongly believe that we will prevail under the existing applicable laws, at this point, the Court has granted Atari/Hasbro a somewhat unique and peculiar summary judgment on several issues, which includes allowing them to retain the assets they sold us, plus retain our cash and securities; we are asking for re-consideration of those issues and plan to immediately move to pursue a vigorous appeal, as needed.

We continue to look for new and interesting adjacent fields in which we can use our core competencies. http://biz.yahoo.com/pz/050516/78224.html.  Local Search and Commerce is one of those opportunities and we have agreed to purchase a wonderful “brand-name” URL and are currently negotiating third-party agreements to provide Taxonomy, Data, Ad Submission and Management and Search.  In order to give the shareholders more flexibility and effectiveness in future financing for Local Search operations the Company’s Board may consider a future stock dividend of some of the shares of the Lottery subsidiary to Games Inc. shareholders, subject to the filing of an Information Statement with the SEC; and may consider the additional issuance and private placement of shares to certain qualified investors or to the public in a Registered Public Offering, subject to all applicable regulatory filings and the granting of requested future clearance of the sale of those shares by the Securities and Exchange Commission.

We are also currently negotiating with two substantial brands to provide them Game and Lottery content. Our Cards.com brand continues to struggle, but we are working to re-position it for better revenue generation.

The Search business unit will be operated as a subsidiary of Games Inc.  The Company’s Board may consider a future stock dividend of some of the shares of the Search subsidiary to Games Inc. shareholders, subject to the filing of an Information Statement with the SEC; and may consider the additional issuance and private placement of shares to certain qualified investors or to the public in a Registered Public Offering, subject to all applicable regulatory filings and the granting of requested future clearance of the sale of those shares by the Securities and Exchange Commission.

Our shareholders have approved a measure that gives our Board of Directors the authority to create a Reverse Split of our Common Stock, ranging from a 1 for 4 shares split to a 1 for 10 shares split. The Company expects that will have the effect of reducing Games total number of shares outstanding; and also bringing the remaining shares price to a level which will qualify for listing on the NASDAQ Small Cap market or the American Stock Exchange.

Roger W. Ach, II

Chairman and CEO

Games, Inc.